Exhibit 99.3

FIRST AMENDMENT TO MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This First Amendment to the Mutual Confidential Disclosure Agreement (this “First Amendment”) is entered into as of the date of last signature below (the “First Amendment Effective Date”), by and between Merck Sharp & Dohme Corp., (“Merck”) and Harpoon Therapeutics (“Harpoon”) and amends that certain Mutual Confidential Disclosure Agreement between Merck and Harpoon, effective as of January 9th, 2020 (the “Agreement”; capitalized terms used herein without definition herein shall have the meaning given such terms in the Agreement).

WHEREAS, Merck and Harpoon desire to modify the Agreement to expand the Subject Matter and extend the term.

NOW, THEREFORE, Merck and Harpoon, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, agree as follows:

1.	The Subject Matter of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“a possible business relationship around Harpoon’s proprietary T cell engager platforms: TriTAC and ProTriTAC, including but not limited to HPN424, HPN536, HPN217, HPN328 and HPN601”

2.	The first sentence of Paragraph 6 is hereby amended by deleting it in its entirety and replacing it with the following:

“Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the third (3rd) anniversary of the Effective Date.”

3.

Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect in all other respects, unless further amended by written agreement. This First Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures for this Agreement may be provided by facsimile transmission or PDF file, which shall be deemed to be original signatures.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties hereto has caused this First Amendment to be duly executed in the name of and on its behalf, to be effective as of the First Amendment Effective Date.

Merck Sharp & Dohme Corp.		Harpoon Therapeutics

By	Electronically signed by: Christopher Mortko Reason: Approved /s/ Christopher Mortko Date: Jan 6, 2021 14:57 EST	By	/s/ Rachael Lester

Christopher Mortko		Rachael Lester
Name		Name

AVP BD&L		VP Corporate Development
Title		Title

Jan 6, 2021		January 5, 2021
Date		Date

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